                                                                    Exhibit 10.2


                            MODIFICATION AGREEMENT


        This Modification Agreement (this "Agreement") is entered into as of August 31, 1999 by and among Galyan's Trading Company, Inc., an Indiana corporation (the "Company"), FS Equity Partners IV, L.P., a Delaware limited partnership (the "FS Stockholder") and The Limited, Inc., a Delaware corporation ("The Limited") and is made with reference to that certain Transaction Agreement dated as of May 3, 1999 (the "Transaction Agreement") by and among the Company, the FS Stockholder and The Limited. All capitalized terms used herein without definition shall have the meanings assigned to such terms in the Transaction Agreement.

        WHEREAS, certain conditions to Closing set forth in the Transaction Agreement will not be satisfied on or before the Closing Date; and

        WHEREAS, the parties to the Transaction Agreement wish to waive certain conditions to Closing, amend certain provisions of the Transaction Agreement and to set forth their agreements with respect to certain other matters.

        The parties agree as follows:

        Section 1.    Certain Real Estate Transactions.
                      --------------------------------

                1.1   Certain Definitions. In order to accurately describe
                      -------------------
certain transactions which are not sale-leaseback transactions but rather the sale of a property subject to a lease, the parties agree that the terms "Property Sale Agreements," "Specified Properties" and "Specified Property Leases" shall be substituted for the terms "Sale-Leaseback Agreements," "Sale-Leaseback Properties" and "Sale-Leaseback Leases" which are defined in the Transaction Agreement. It is understood that the underlying definitions set forth in the Transaction Agreement shall not change.

                1.2   Real Estate Equity. It is understood that if a third
                      ------------------
party does not provide approximately $15,000,000 of real estate equity (the "Third Party Equity") on or prior to August 31, 1999 then the FS Stockholder will contribute approximately $10,000,000 of real estate equity and The Limited will contribute approximately $5,000,000 of real estate equity, such aggregate amount to be allocated to six newly formed limited liability companies; provided
                                                                        --------
that, until August 30, 1999 the FS Stockholder's obligation to provide real
----
estate equity is subject to its satisfactory completion of diligence with respect to the relevant real estate. The parties agree that if the FS Stockholder and The Limited provide such real estate equity, the consummation of the transactions contemplated by the Property Sale Agreements (related to properties 1-6 listed in Schedule 8.03 to the Transaction Agreement) will occur immediately following the Closing under the Transaction Agreement; provided that, prior to the Closing under the Transaction Agreement, all of the parties to the Property Sale Agreements have unconditionally agreed to consummate such transactions at such time without the necessity of any further action by any party. Neither of the FS Stockholder nor The Limited shall have an obligation to contribute real estate equity other than in connection with the Closing under the Transaction Agreement as contemplated by this Section 1.2.

                1.3   Real Estate Proceeds/Working Capital Adjustment. In
                      -----------------------------------------------
addition to the conditions to closing listed in the Transaction Agreement, if the Third Party Equity is not in place on or prior to August 31, 1999, then the obligation of The Limited to consummate the Closing is subject to it having, as of the Closing Date, the unconditional right to receive proceeds under the Property Sale Agreements (related to properties 1-6 listed in Schedule 8.03 to the Transaction Agreement) of not less than $57,500,000 (the "Real Estate Proceeds") immediately following the consummation of the Closing. The parties agree that, for purposes of determining the payment due under Section 2.02(g) of the Transaction Agreement, (i) if the Real Estate Proceeds are equal to or less than $60,500,000, the Base Adjusted Net Assets shall be deemed to be reduced by $500,000, (ii) if the Real Estate Proceeds are greater than $60,500,000 but less than or equal to $561,000,000, the Base Adjusted Net Assets shall be deemed to be reduced by an amount equal to $61,000,000 minus the amount of the Real Estate
                                             -----
Proceeds, and (iii) if the Real Estate Proceeds are greater than $61,000,000, no adjustment shall be made to the Base Adjusted Net Assets and any such amount in excess of $61,000,000 shall be paid by The Limited to the Company. In the event any subsequent payment is made to The Limited in the nature of an adjustment to Real Estate Proceeds, the calculations described in the preceding sentence shall be recomputed and The Limited shall pay to the Company the amount, if any, by which the original reduction to Base Adjusted Net Assets is greater than the recomputed reduction.

                From and after the Closing, the parties agree that the borrower shall pay to The Limited any payments that the borrower receives from GMAC as a result of any decrease in the 10-year CMBS spread reported by Morgan Stanley pursuant to the loan agreement between the borrower and GMAC which shall be treated as "Real Estate Proceeds" for purposes of the preceding paragraph. For avoidance of doubt, any payments to The Limited following the Closing Date in connection with the sale or transfer of equity in the LLC shall not be considered Real Estate Proceeds. The definitions of "Property Sale Agreements" and "Specified Properties" shall exclude the Lenox (Atlanta (Buckhead), GA) store for all purposes of the Transaction Agreement except in 8.03(b)(i).

                1.4   Letter of Credit. The Company agrees to obtain and
                      ----------------
maintain a letter of credit for the benefit of the lender under the Property Sale Agreements which currently is contemplated to be GMAC in amounts sufficient to satisfy certain reserve requirements under the loan documents between GMAC and the LLC.

                1.5   Forms of Lease. FS Stockholder and The Limited agree that
                      --------------
Attachment F of the Transaction Agreement is deleted in its entirety and replaced with the lease which is attached hereto as Exhibit F-1. FS Stockholder and The Limited agree that the lease for the Lenox (Atlanta (Buckhead), GA) and Sawmill Road (Columbus, OH) stores shall not be substantially in the form of Exhibit F-1 but rather in substantially the form of attached Exhibit F-2 and Exhibit F-3, respectively.

        Section 2.    Mezzanine Securities. Subject to the satisfaction of the
                      --------------------
other conditions to closing listed in the Transaction Agreement, including, without limitation, the condition set forth in Section 2.1 of this Agreement, the parties have decided to proceed with the closing under the Transaction Agreement notwithstanding the absence of a third party purchaser of the Mezzanine Securities. Accordingly, the FS Stockholder and The Limited expect to execute a Securities Purchase Agreement, which shall be substantially in the form attached hereto as Exhibit 3 pursuant to which The Limited will purchase an aggregate of $15,000,000 of the Mezzanine Securities and the FS Stockholder will purchase an aggregate of $35,000,000 of the Mezzanine Securities therein described and will receive the Facility Fee therein provided. FS Stockholder agrees to use its reasonable best efforts to sell, and The Limited agrees to cooperate in connection with a sale, to a third party the Mezzanine Securities (or of mezzanine securities issued by the Company in a refinancing thereof). If The Limited does not contribute $5,000,000 to the real estate equity as contemplated by Section 1, The Limited will purchase an additional amount of Mezzanine Securities equal to the amount not so funded and FS Stockholder will purchase less Mezzanine Securities in a like amount. The parties further agree that any such third party purchaser will be made a party to the Registration Rights Agreement, which shall be amended to provide to such party pro rata "piggy back" registration rights and two demand registration rights in each case with respect to the shares issuable upon exercise of the warrants only. The parties further agree that so long as The Limited holds more than $10,000,000 of the Mezzanine Securities, the Company will not agree to any modification or waiver of the Securities Purchase Agreement without the consent of The Limited. Additionally, the FS Stockholder will not be permitted to sell any Mezzanine Securities in a particular series unless The Limited has previously sold or is concurrently selling (or, in connection with the specific opportunity to sell, has elected not to sell) its Mezzanine Securities in the same series.

        Section 3.    Equity Issuances. The parties hereby agree that,
                      ----------------
notwithstanding anything to the contrary in the Transaction Agreement, at Closing, (1) the Company will issue live million shares of Class A Common Stock to the FS Stockholder and the FS Stockholder will pay, as the purchase price for such shares of Class A Common Stock, $50 million in immediately available funds and (2) the FS Stockholder will make a loan to the Company in the aggregate principal amount of $4,000,000 (the "FS Loan") which shall be evidenced by a promissory note (the "FS Note"), which shall be substantially in the form attached hereto as Exhibit 3. Each time during the 60 days following the Closing that the Company issues Class A Common Stock to employees or directors in exchange for any combination of cash and notes, the Company shall repay an amount of principal of the FS Loan equal to the amount of the cash and the principal amount of the notes received by the Company for such stock. Each such payment shall be accompanied by a payment of accrued interest on the principal being paid. On the next Business Day following the 60th day following the Closing, the Company shall satisfy the balance, if any, of the FS Loan then outstanding by issuing to the FS Stockholder additional shares of Class A Common Stock, each of which shares shall satisfy $10 of principal of the FS Loan together with all accrued interest thereon. If the Company issues more than 400,000 shares of Class A Common Stock to employees and directors during such 60-day period, any such additional shares up to a maximum of 125,000 will dilute all shareholders ratably; provided, however, The Limited shall have the right to
                          --------
purchase a number of shares at $10.00 per share which will enable The Limited to maintain its ownership percentage.

        Section 4.    Buffalo Store.
                      -------------

                4.1   Construction of Buffalo Store. Although the parties to the
                      -----------------------------
Transaction Agreement originally contemplated that the Closing would occur prior to the commencement of the construction of the Buffalo Store (the "Commencement Date"), the

Closing will not take place until after the Commencement Date. In light of such circumstance, the parties acknowledge that The Limited has caused the Company to begin construction of the Buffalo Store, and the parties agree that any actions taken by The Limited or the Company in connection with such construction, including actions taken prior to the date hereof, shall be deemed not to breach any provision of the Transaction Agreement, including, without limitation, the representations, warranties, covenants any provisions of and agreements therein.

                4.2   Construction Financing. The parties to the Transaction
                      ----------------------
Agreement originally contemplated that prior to the Commencement Date the Company and a third party would enter into an agreement whereby the third party would provide the Company with Third Party Construction Financing. However, The Limited has caused its store planning division to proceed with the construction on the Buffalo Store prior to the Closing. In the event that proceeds from Third Party Construction Financing are not available at Closing to reimburse The Limited for Construction Costs (as defined below), the Company agrees to diligently pursue and use reasonable best efforts to enter into Third Party Construction Financing.

                4.3   Reimbursement by Company. The parties agree that any
                      ------------------------
reasonable out-of-pocket costs incurred by The Limited or any of its Affiliates attributable to construction of the Buffalo Store that could have been financed by a third party construction loan (i.e., such costs are of a nature which are customarily financed by a third party construction lender) had such a loan been in place at the time the relevant costs were incurred ("Construction Costs") shall be reimbursed by the Company (together with the interest referred to in the immediately following sentence) on the earlier of(a) the execution of documentation for Third Party Construction Financing, which shall be on terms mutually acceptable to the FS Stockholder and The Limited, and(b) October 31, 1999. The Limited's estimate of such costs incurred as of August 24, 1999 was $594,000 with which the Company and the FS Stockholder agree. The Construction Costs shall bear interest at the Reference Rate from the Commencement Date to the date of the reimbursement. All other reasonable out-of-pocket costs incurred by the store planning division of The Limited attributable to the construction of the Buffalo Store shall be included in the calculation of "Adjusted Net Assets" pursuant to the Transaction Agreement notwithstanding any other provision or understanding under the Transaction Agreement. It is understood and agreed that after October 31, 1999, none of The Limited and its Affiliates will pay for any Construction Costs related to the Buffalo Store.

                4.4   Amendment of Section 2.04. The parties agree that the
                      -------------------------
third sentence of Section 2.04(a) of the Transaction Agreement is hereby amended by inserting after "such remaining obligations" and before "shall be deemed contributed" the following clause:

                      (except for those obligations of Company to The Limited and its affiliates that are expressly contemplated by the Transaction Documents to survive the closing of the Transaction Agreement)

        Section 5.   G Trademark, Inc. Prior to Closing, The Limited contributed
                     -----------------
all of its outstanding shares of common stock of the Company to G Trademark, Inc. ("G Trademark"), a wholly owned subsidiary. As a result, G Trademark will enter into the

Stockholders Agreement and the Registration Rights Agreement pursuant to ss. 2.02(1) of the Transaction Agreement. The parties agree that the condition set forth in ss. 11.02(c) of the Transaction Agreement will be satisfied if G Trademark enters into the Stockholders Agreement in addition to The Limited.

        Section 6.    Inventory Count. The parties wish to clarify that
                      ---------------
the "customary physical inventory count" referred to in clause 2.03(b) of the Transaction Agreement shall mean a customary physical inventory count as of June 30, 1999 with a customary "roll-forward" of that physical inventory to the Closing Date.

        Section 7.    Amendment to Section 2.02. The parties agree that
                      -------------------------
(A) the reference to "$7,127,000" in the fifth line of clause (c) of Section
2.02 of the Transaction Agreement shall be replaced with a reference to "$8,344,000" and (B) the reference to "$61,873,000" in the third line of clause
(f) of Section 2.02 of the Transaction Agreement shall be replaced with a reference to "$60,656,000."

        Section 8.    Closing Balance Sheet and Income Statement. The
                      ------------------------------------------
Closing will be effective at the close of business on Tuesday, August 31, 1999. The Company will roll forward the August 28, 1999 consolidated balance sheet and profit and loss statement account balances from August 28, 1999 to the close of business on Tuesday, August 31, 1999 (the "Interim Period").

        The Company's balance sheet roll forward for the Interim Period shall be based on, among other things, (1) actual cash on hand as of August 31, 1999;
(2) accounts receivable as of August 28, 1999 plus any applicable trade sales less cash receipts collected on the outstanding balances during the Interim Period; (3) inventory balance per the Company's inventory stock ledger as of August 31, 1999 less normal and recurring adjustments for markdowns, shrinkage and other inventory adjustments applicable to the Interim Period; (4) prepaid and other current assets as of August 28, 1999 plus any applicable additions less amortization during the Interim period; (5) accounts payable as of August 28, 1999 plus all receipts recorded in the inventory stock ledger and any other applicable additions less any payment made in relation to the balances during the Interim Period; and (6) accrued expenses as of August 28, 1999 plus three days or three twenty-eighths of August 1999 monthly operating expenses less any applicable adjustments during the Interim Period.

        The profit and loss statement roll forward for the Interim Period shall be based on, among other things, (1) the actual net sales generated by the Company during the Interim Period; (2) the actual gross profit for each product class from the gross margin stock ledger for the Interim Period before shrink reserve; (3) applying the current shrink percentage against sales for the Interim Period and (4) by applying three twenty-eighths (28 days in the monthly period ended August 28, 1999) of August's monthly operating expenses to the Interim Period, with the exception of expenses relating to the Mall of Georgia, which will be allocated based on seventeen days of operation for the period ended August 28, 1999.

        Section 9.    Guarantees. It is agreed that Section 8.03(c) of
                      ----------
the Transaction Agreement shall be deleted in its entirety. The Limited hereby agrees to provide a customary completion guarantee to the construction lender for the store to be constructed in Buffalo, New York. The Company hereby agrees to reimburse The Limited for any amounts paid by The Limited under any guarantees (together with interest at the Reference Rate from the date of any such payment by The Limited until reimbursement by the Company), including the construction guaranty and any lease guarantees, promptly after receipt from The Limited of notice thereof accompanied by written evidence of the underlying payment obligation and that The Limited shall have customary subrogation rights with respect thereto.

        Section 10.   Letters of Credit. With respect to the letters of
                      -----------------
credit described on Schedule I hereto, The Limited agrees that its reimbursement obligations thereunder (as in effect on the Closing Date) shall remain in place until October 31, 1999. The Company hereby agrees to reimburse The Limited for any amounts paid on such letters of credit by The Limited (together with interest at the Reference Rate from the date of any such payment by The Limited until reimbursement by the Company) promptly after receipt from The Limited of notice thereof accompanied by written evidence of the underlying payment obligation.

        Section 11.   Calculation of Adjusted Net Assets. The parties
                      ----------------------------------
hereby acknowledge that the Estimated Closing Date Adjusted Net Assets reflects only The Limited's good faith estimate (determined as of August 24, 1999) of such amount and will not affect in any respect the calculation of Closing Date Adjusted Net Assets or Final Closing Date Adjusted Net Assets.

        Section 12.   Miscellaneous Real Estate.
                      -------------------------

                12.1  Sawmill Property. For avoidance of doubt, the parties
                      ----------------
agree to add the following language to the end of Section 8.03(a)(iii) of the Transaction Agreement: Company and Galyan's Property Holding Co. ("Property Holding"), a wholly-owned subsidiary of The Limited, agree to enter into an assignment and assumption agreement at the closing of the sale of the Sawmill Property, pursuant to which Company agrees to transfer the exercised purchase option for the Sawmill Property to Property Holding on the condition that either
(a) Property Holding amend and restate the existing lease of the Sawmill Property so that the existing lease will be substantially in the form of the attached Exhibit F-3 immediately upon its purchase of the Sawmill Property, or
(b) in the event Property Holding does not itself purchase the Sawmill Property, but transfers such right to a third party, Property Holding transfers such right to purchase the Sawmill Property subject to such amended and restated lease with Company in the form attached as Exhibit F-3. For avoidance of doubt, FS Stockholder and The Limited agree that any and all closing costs, including, without limitation, any transfer taxes, relating to the purchase by Property Holding, The Limited or any of its Affiliates of the Sawmill Property from the current fee owner shall be paid for by Property Holding, The Limited, or such Affiliate and such fee owner, and will not in any event be or become the obligation of Company. Company and Property Holding agree to execute and deliver such documents and take such actions as are reasonably necessary to effectuate the foregoing.

                12.2  Buckhead Lease. The parties hereby waive the covenant of
                      --------------
The Limited in Section 6.01(j) of the Transaction Agreement to the extent necessary to permit the Company to enter into a subground lease and a store lease, substantially in the form of Exhibit F-2, with Property Holding for the Galyan's store located in Buckhead, Georgia. Such lease will provide for the payment of rent as set forth on Exhibit 14 by the Company to Property Holding for the period from August 1, 1999 until the consummation of a sale-leaseback transaction with respect to that property at which time such leases will be assigned by Property Holding to the ultimate purchaser. It is understood that, upon the consummation of such transaction, the subground lease and the store lease will be assigned by Property Holding to such ultimate purchaser, except that the Company shall agree to modify such leases or execute new leases with identical provisions (other than the initial term) as necessary to ensure that the remaining term of such leases is 20 years after such consummation; provided that such consummation occurs within one year from the date hereof.

                12.3  Leawood Store. For avoidance of doubt, the parties agree
                      -------------
that title to the real estate underlying the Leawood, KS store shall be transferred from the Company to Galyan's Property Holding Company or its designee prior to or at the Closing; provided, that all closing costs,
                                     --------
including, without limitation, any transfer taxes relating to such transfer shall be paid by The Limited.

        Section 13.   Schedule 2.02. It is understood that the legal fees of
                      -------------
 Freeman Spogli described on Schedule 2.02 are legal fees relating to the negotiation and execution of the Transaction Agreement.

        Section 14.   Schedule 8.03. Schedule 8.03 to the Transaction
                      -------------
Agreement is hereby deleted in its entirety and the schedule attached hereto as
Exhibit 14 shall be substituted therefore.

        Section 15.   Distribution Center. If(i) the Company elects to expand
                      -------------------
the Company's Plainfield, Indiana distribution center to a size not to exceed 360,000 square feet in an easterly direction, (ii) the Company has used all reasonable efforts to obtain all required zoning approvals (including reasonable consultation with The Limited with respect to the zoning approval process) and (iii) there is a final determination by the applicable governmental authority that, in order to ensure compliance with applicable zoning requirements, the Company requires additional land to effect such expansion, then The Limited will convey or cause to be conveyed by one of its affiliates to the Company, at no cost to the Company, such additional land, up to a maximum of three acres, as is necessary to permit the Company to address the zoning issues raised in the final determination referred to above. In the event The Limited or one of its affiliates conveys land to the Company in accordance with the preceding sentence, the land to be conveyed shall be immediately to the south of the Company's lot in Plainfield, Indiana and shall be conveyed in a manner such that the new line dividing the lots of the Company, on the one hand, and The Limited and its affiliates, on the other hand, shall be parallel to the existing lot line. It is understood that, regardless of applicable zoning requirements, in no event shall The Limited be obligated to convey or cause to be conveyed more than three acres of land to the Company or to convey such land in a manner other than as set forth in the immediately preceding sentence.

        Section 16.   Miscellaneous.
                      -------------

                16.1  Limited Waiver. Nothing in this Agreement shall be deemed
                      --------------
to constitute a waiver by any party of compliance by any other party with respect to any other term, provision or condition of any of the Transaction Agreement not specifically addressed herein. Except as expressly set forth herein, the terms, provisions and conditions of the Transaction Agreement shall remain in full force and effect and in all other respects are hereby ratified and confirmed.

                16.2  Transaction Document. This Agreement and the FS Note shall
                      --------------------
be deemed to be "Transaction Documents" as defined in the Transaction Agreement.

                16.3  Amendments. This Agreement may be amended or waived, if
                      ----------
and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all of the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

                16.4  Governing Law. This Agreement shall be construed in
                      -------------
accordance with and governed by the laws of the State of New York (without regard to the choice of law provisions thereof).

                16.5  Captions. The captions herein are included for convenience
                      --------
of reference only and shall be ignored in the construction or interpretation hereof.

                16.6  Severability. Any term or provision of this Agreement
                      ------------
which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdictions, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

                16.7  Counterparts. This Agreement may be signed in any number
                      ------------
of counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

                16.8  Jurisdiction. Any suit, action or proceeding seeking to
                      ------------
enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought against any of the parties in the United States District Court of the Southern District of New York or any state court sitting in the City of New York, Borough of Manhattan, and each of the parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of New York.

                16.9   WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY
                       --------------------
IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.



                                        GALYAN'S TRADING COMPANY, INC.


                                        By: /s/ Joel Silverman
                                            --------------------------------
                                            Name:  Joel Silverman
                                            Title: President and CEO

                                        FS EQUITY PARTNERS IV, L.P.


                                        By:   FS CAPITAL PARTNERS, LLC
                                        Its:  General Partner

                                        By: /s/ Todd Halloran
                                            --------------------------------
                                            Name:  Todd Halloran
                                            Title: Managing Member

                                        THE LIMITED, INC.


                                        By: /s/ Jeffery G. Naylor
                                            ---------------------------------
                                            Name:  Jeffery G. Naylor
                                            Title: Vice President, Controller